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                                                                EXHIBIT 21.1

                       SUBSIDIARIES OF THE REGISTRANT

DataWave Vending (Canada) Inc., a Canadian corporation

DataWave Systems (US) Inc., a Nevada corporation

DataWave Vending (US) Inc., a Nevada corporation

DataWave Electronics (US) Inc., a Nevada corporation

DTV Telecommunications (US) Inc., a Nevada corporation

DataWave Services (US) Inc., a Nevada corporation

DataWave Communications (US) Inc., a Nevada corporation